Exhibit 99.1
Dendreon Announces Closing of Common Stock Offering
     SEATTLE, WASHINGTON, May 13, 2009 – Dendreon Corporation (Nasdaq: DNDN) announced today the closing of its previously reported underwritten public offering of 10,700,000 shares of its common stock, which shares were offered for sale to the public at $19.20 per share. On May 8, 2009, Deutsche Bank Securities Inc., acting as sole manager of the offering, exercised in full its over-allotment option to purchase an additional 1,279,166 shares of common stock at the public offering price of $19.20 per share. The exercise of the option increased the size of the offering to an aggregate of 11,979,166 shares of common stock.
     Dendreon received net proceeds from the offering of approximately $221 million, after deducting underwriting commissions and estimated offering expenses. Dendreon plans to use the net proceeds of the offering to develop manufacturing facilities, a distribution network, an information technology platform and other infrastructure, to hire sales and marketing, manufacturing, quality and other personnel in preparation for the licensure by the FDA and commercialization of PROVENGE® (sipuleucel-T), and for general corporate purposes, including working capital.
     Copies of the prospectus supplement relating to the offering may be obtained by contacting: Deutsche Bank Securities Inc., Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: 1-800-503-4611.
     Shelf registration statements relating to the sale of the securities were filed with the Securities and Exchange Commission and were effective on August 29, 2008 and May 7, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Dendreon
     Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
     This news release contains forward-looking statements that are subject to risks and uncertainties. These statements include Dendreon’s anticipated use of proceeds. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including the progress on the commercialization efforts for PROVENGE and requisite receipt of FDA licensure for marketing and and the risk that additional capital could be needed in the future for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission and the prospectus supplement relating to the offering, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.
Contact:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
(206) 829-1500